Exhibit 10.32

Marketing Services Agreement

Fusion Marketing Partners LLC, (a State of Colorado entity), 3730 Sinton Road, Colorado Springs, CO   80907, hereinafter referred to as "FMP", and McorpCX, Inc., 201 Spear Street, Suite 1100, San Francisco, CA 94105, hereinafter referred to as "Mcorp", agree to the following terms and conditions:

Statement of Work:

FMP will provide strategic and tactical messaging, awareness building, website optimization, content creation, and lead generation marketing services to McorpCX on a monthly retainer basis.  The initial focus of our efforts will be on creating a strategic marketing framework and supporting an effective sales model that is designed to leverage a combination of low-cost but effective pull and push marketing tactics – in order to minimize the cost of an inquiry while maximizing conversion ratios.  The objective is to evolve into a predictable, scalable lead-to-revenue model based on actual results from various lead sources.

Specific activities and objectives are to be determined on a monthly basis by Mcorp and FMP, including the following activities:

Activities

To achieve these important outcomes, FMP will provide strategic and tactical messaging, awareness building, website optimization, content creation, and lead generation marketing services to McorpCX on a monthly retainer basis.  The initial focus of our efforts will be on creating a strategic marketing framework and supporting an effective sales model that is designed to leverage a combination of low-cost but effective pull and push marketing tactics – in order to minimize the cost of an inquiry while maximizing conversion rations.

While initially built based on forecasted numbers, the objective is to evolve into a predictable, scalable lead-to-revenue model based on actual results from various lead sources.  In concert with the model, FMP will work with McorpCX to build the messaging platform, optimize and update the website, create content and develop offers to build the flow of low-cost, online leads.

Specific activities and objectives are to be determined on a monthly basis by McorpCX and FMP, including activities like the following:

Sales and Marketing Model Strategy – Simultaneous with the branding and positioning initiative, FMP will work with McorpCX to optimize and/or create an end-to-end lead-to-revenue model designed to provide awareness, leads and revenue within the effective guidelines.

Key FMP Resources:  Chief Marketing Officer (CMO), Lead Generation Specialist, Project Manager

Lead Generation Programs and Activities – FMP has extensive experience developing and executing lead generation plans.  Our recommended approach for McorpCX is to develop an initial plan based on target business metrics.  We then rapidly iterate and improve the plan based on actual results, such that it becomes a highly predictable lead-to-revenue model.  Specific areas of deliverables include pay per click, search engine optimization, content syndication, email marketing, online events, and other media to be determined.  FMP will work with the existing marketing automation system.

Key FMP Resources:  CMO, Lead Generation Specialist, Project Manager, Online Marketing Director

Social Media and Pull Marketing – FMP will conduct a social media competitive analysis to determine gaps and available niches for McorpCX market awareness.  The result of this analysis will be a strategic go-forward plan for messaging and execution of low-cost social media and pull marketing initiatives.

Key FMP Resources:  Content Specialist, Project Manager, Online Marketing Director

Website Optimization to Drive Awareness & Leads – A key to keeping customer acquisition cost low is to leverage online pull marketing tactics, bringing prospects to the website and converting them.  The focus is to enhance the website to build market awareness, support sales, and attract and convert inquiries.

Key FMP Resources:  Content Specialist, Online Marketing Director

Content, Collateral and Sales Tool Development – FMP will work with McorpCX to create content to build awareness, drive lead generation and support customer conversion.  Content to be produced includes web content, case studies, white papers, sales brochures, and other lead generation offers.

Key FMP Resources:  CMO, Writer, Project Manager

Branding and Positioning – This phase will begin with a joint in-person or telephone planning session with the objective of establishing a framework, timeframes and resources for successful awareness building, website improvement and lead generation.  From this, FMP will analyze the competition and deliver a messaging platform document as a foundation for corporate branding and go-forward product messaging.

Key FMP Resources:  Chief Marketing Officer (CMO), Content Specialist, Market Researcher, Writer

Public Relations – Create and execute a public relations strategy to increase the visibility of McorpCX and help drive awareness and sales leads.  This includes working with McorpCX to identify newsworthy events, writing press releases and distributing releases on the Vocus/PR Web newswire.

Key FMP Resources:  Public Relations Specialist, Writer

Timetable and Deliverables

1.	Initial Strategy Design – work with McorpCX internal team to establish important go-to-market components:

Duration:  4 weeks

•	McorpCX to present overall sales/business model and sales process overview

•	McorpCX to confirm overall goals and objectives for revenue, lead targets, and awareness building

•	FMP to review existing messaging and make suggestions for modifications based on keyword analysis as needed

•	FMP to analyze the messaging, product strategy, pricing and sales model (where available) of all major competitors

•	FMP to deliver summary of key business drivers for McorpCX's prospective customers (leveraging work done by client and external agencies)

•	FMP to provide recommendations for the following:
o	Marketing support of the sales model
o	Revisions to the sales model and technology infrastructure necessary to support sales and marketing

Note:  Key deliverables from this phase is a Lead-to-Revenue Framework and first Quarterly Lead Plan (outlining programs, costs, estimated results, etc.) with objective of achieving the quarterly inquiry and qualified lead objectives.

2.	Lead Generation

FMP will execute based on the quarterly lead plan, using the anticipated media like the following:

Duration:  Immediate following plan approval and ongoing.

i.	Email marketing
ii.	Events (in-person and online)
iii.	PPC and organic website
iv.	PPL and content syndication
v.	Social media and pull marketing
vi.	Others (TBD)

b.	Establish and executive to lead metrics including the following:

i.	Lead targets by product/service line

ii.	Lead sources and budgets

iii.	Number of leads by sources

iv.	Cost per lead by source (ranging from $0 for sources like house list email and organic search to $50-plus for PPL and/or PPC)

v.	Conversion rations of leads to qualified leads

vi.	Conversion of qualified leads to opportunities

•	Collaborate with social media consultant to build McorpCX awareness and generate low-cost leads (per the lead plan).

3.	Website Optimization and Conversion

Duration:  4 weeks (initial phase) and then ongoing execution (in parallel with above activities)

•	Work with McorpCX personnel and outside web consultant to establish strong website infrastructure, including:
a.	Recommend changes to website strategy to support greater lead conversion
b.	Assist in optimizing website for navigation and marketing value
c.	Add website offers to attract more prospects and ensure that McorpCX is a strong contender when the prospect is sales ready
d.	Focus content production on growing overall website visitor traffic and conversions

4.	Content and Public Relations: The items mentioned in the Activities section above will be executed in parallel within the lead planning and execution phases in order to support the quarterly lead and awareness objectives.

Support Required from McorpCX:

•	Full access to marketing automation, CRM and website systems and the internal and external resources necessary for technology knowledge transfer
•	Timely approval cycles for content, offers, etc.
•	Necessary budget for outside lead activities (as specified on the quarterly lead plan)

Fees and Billing Information

Fusion Marketing Partners will perform the above services at a retainer rate of $8,900 per month, for a period of six months, beginning February 15, 2016.  The agreement will continue on a month-to-month basis unless cancelled by either party, within 30 days' notice.  Additional funds will be budgeted for outside services (e.g. press release wire distribution, media, lists, PPC, syndication, graphic design, printing, postage, etc.), subject to approval by Mcorp.

Whenever possible, outside services will be billed directly to Mcorp.  Travel and incidental expenses (if any) are additional and will be approved in advance by Mcorp.  FMP will provide resources to perform additional services if required by Mcorp, at additional expense.  Mcorp will be billed monthly and agrees to pay all invoices within 15 days.

Modifications to Agreement

Any modifications to this Agreement must be made in writing (via revision or amendment) and will not become effective until approved by all required parties.  Either party to this Agreement may request modifications at any time during the life of the Agreement.  Once modifications have been generally agreed upon, the Agreement will be revised by FMP and circulated for approval by all required parties.

Liability

Under no circumstances shall either of the parties be liable for indirect damages or loss of profit as a consequence of the formalizing/executing of this Agreement or of the work derived therefrom.

Arbitration

Any dispute or difference arising out of or in connection with this Agreement shall be determined by the appointment of a single arbitrator to be agreed between the parties, or failing agreement within fourteen days, after either party has given to the other a written request to concur in the appointment of arbitrator, by an arbitrator to be appointed by the President or Vice President of the Chartered Institute of Arbitrator.  The fees of the arbitrator shall be paid for by the party whose arguments are not upheld.  If they are upheld partially, they shall be paid in the proportion in which each party's arguments have been not upheld.  In the event that the decision of the arbitrator is different from the arguments of each of the parties, the fees shall be paid for by the parties in equal parts.

The parties have executed this Agreement by their duly authorized representatives as of February 2, 2016.

CHRISTOPHER RYAN	MICHAEL HINSHAW
Fusion Marketing Partners LLC	McorpCX, Inc.
By: Christopher Ryan, CEO	By: Michael Hinshaw, CEO